UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Affymax, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFYMAX, INC.
4009 Miranda Avenue
Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Affymax, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 6, 2013 at 8:00 a.m. Pacific time at 4009 Miranda Avenue, Palo Alto, CA 94304 for the following purposes:

1.                  To elect three Class I director nominees identified in the Proxy Statement accompanying this Notice to hold office until the 2016 Annual Meeting of Stockholders.

2.                  To ratify the selection of Ernst & Young LLP, as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

3.                  To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

4.                  To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 15, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Grace U. Shin
Grace U. Shin Secretary

Palo Alto, California
April 29, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 6, 2013 at 8:00 a.m. Pacific time at 4009 Miranda Avenue, Palo Alto, CA 94304.

The Proxy Statement, Annual Report on Form 10-K
and directions to the annual meeting
are available at www.affymax.com

AFFYMAX, INC.
4009 Miranda Avenue
Palo Alto, CA 94304

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON:

June 6, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of Affymax, Inc. (sometimes referred to as the “Company” or “Affymax”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 29, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, June 6, 2013 at 8:00 a.m. Pacific time at 4009 Miranda Avenue, Palo Alto, CA 94304. Directions to the Annual Meeting may be found at http://www.affymax.com/contact/driving-directions. Information about how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 37,488,637 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 15, 2013 your shares were registered directly in your name with Affymax’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•                  Election of three Class I directors;

•                  Ratification of the selection of Ernst & Young LLP, as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013; and Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple and are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•                  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•                  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Affymax. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2013.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted: “For” the election of each nominee for director; “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013; and “For” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, date and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways below.

•                  You may submit another properly completed proxy card with a later date.

•                  You may send a timely written notice that you are revoking your proxy to Affymax’s Secretary at 4009 Miranda Avenue, Palo Alto, CA 94304.

•                  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2013 to Affymax’s Secretary at 4009 Miranda Avenue, Palo Alto, CA 94304, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2014 annual meeting is held before May 7, 2014 or after July 6, 2014, you must provide that specified information to us a reasonable time before we begin to print and send our proxy statement for our 2014 annual meeting. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2014 annual meeting, or nominate a director pursuant to our Bylaws, you must provide specified information to our Secretary not earlier than the close of business on February 6, 2014 nor later than the close of business on March 8, 2014; provided, however, that if our 2014 annual meeting is held before May 7, 2014 or after July 6, 2014, you must provide that specified information to us not earlier than the close of business on the 120th day prior to the 2014 annual meeting and not later than the close of business on the later of the 90th day prior to the 2014 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2014 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and, with respect to other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes. Abstentions will be counted toward the vote total for each of Proposals No. 2 and No.3, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the New York Stock Exchange, or NYSE, to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•                  For the election of directors, the three nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only “For” or “Withhold” votes will affect the outcome.

•                  To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect; however, Proposal No. 2 is considered a “routine” matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

•                  To be approved, Proposal No. 3, approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. On the record date, there were 37,488,637 shares outstanding and entitled to vote. Thus, the holders of 18,744,319 shares must be present in person or represented by proxy at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date, but no other business may be transacted at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The letter to stockholders, proxy statement and Form 10-K are available at www.affymax.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has eight members serving and no vacancies. There are currently three directors in class I whose term of office expires in 2013. Kathleen LaPorte, Keith R. Leonard, Jr. and Christine van Heek, each a nominee, are currently class I directors of the Company who were previously elected by the stockholders. If the nominees are elected at the Annual Meeting, each of these nominees would serve until the 2016 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. One director attended the Company’s last annual meeting of stockholders, which was held on June 13, 2012.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee and each director whose term will continue after the Annual Meeting. The term of the class II directors continues until the 2014 annual meeting and the term of the class III directors continues until the 2015 annual meeting. Please see the section below titled “Information Regarding the Board of Directors and Corporate Governance” for information regarding the Board and its committees.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH OF THE THREE CLASS I DIRECTOR NOMINEES

For Election for a Three Year Term Expiring at the 2016 Annual Meeting

CLASS I DIRECTORS

Kathleen LaPorte

Ms. LaPorte, age 51, has served as a member of our Board since 2001 and a member of our Audit Committee since 2011. From 2003 to 2011, Ms. LaPorte also served as a member of the Compensation Committee of the Board (the “Compensation Committee”). Since 2011, Ms. LaPorte has served as Venture Partner of New Leaf Venture Partners, a venture capital firm of which she was a founding partner. She also served as Partner of New Leaf Venture Partners from 2005 to 2011. Ms. LaPorte also served as Managing Director of HealthTech Capital, an angel investment group, from 2010 to January 2013. From 1994 to 2005, Ms. LaPorte served as General Partner of Sprout Group, a venture capital firm, which she joined in 1993. From 1987 to 1993, Ms. LaPorte served as an employee at Asset Management Company, a venture capital firm, most recently as a Principal. Ms. LaPorte currently serves as a member of the boards of directors of several privately held companies. Previously, Ms. LaPorte served as a member of the board of directors of ISTA Pharmaceuticals, Inc., a pharmaceutical company, Adeza Biomedical Corporation, a biomedical company, eHealth, Inc., an on-line health insurance brokerage company, Transcept Pharmaceuticals, Inc., a pharmaceutical company and VNUS Medical Technologies, a medical device company. The Board believes that Ms. LaPorte’s qualifications for Board membership include her significant experience in serving on boards of directors and understanding the financing and strategic requirements of biopharmaceutical and healthcare companies, particularly aggressive growth venture-backed companies as they transition to commercial companies. Ms. LaPorte’s background provides the Board additional insight into the perspective of stockholders. Further, Ms. LaPorte’s involvement with the Company since inception provides historical knowledge and continuity to the Board and the Company. Ms. LaPorte holds an M.B.A. from Stanford University and a B.S. from Yale University.

Keith R. Leonard, Jr.

Mr. Leonard, age 51, has served as a member of our Board since December 2007 and as a member of our Compensation Committee since May 2011. From March 2008 until May 2011, Mr. Leonard also served as a member of our Audit Committee. Mr. Leonard is currently President and Chief Executive Officer and a director of Kythera Biopharmaceuticals, a biopharmaceutical company he founded in 2005. Prior to Kythera, Mr. Leonard served 13 years in various roles at Amgen, Inc., a biotechnology company, most recently as Senior Vice President, Amgen Europe from 2001 to 2004. Until February 2011, Mr. Leonard served on the board of directors of ARYx Therapeutics, Inc., a biopharmaceutical company. The Board believes that Mr. Leonard’s qualifications for Board membership include his approximately 20 years of operational experience at biotechnology companies, which includes extensive expertise in commercial activities and significant insights into the highly competitive nephrology industry. Mr. Leonard holds an M.B.A. from the University of California, Los Angeles; an M.S. in engineering from the University of California, Berkeley; a B.A. in history from the University of Maryland; and a B.S. in engineering from the University of California, Los Angeles.

Christine van Heek

Ms. van Heek, age 56, has served as a member of our Board since 2007, as a member of our Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) since March 2008 and as a member of the Compensation Committee since May 2011. Ms. van Heek is currently Managing Partner of BIO POINT Group, a business development consulting company she founded in 2003. From 1991 to 2003, Ms. van Heek served in various roles at Genzyme, Inc., a biotechnology company, most recently as Corporate Officer and President, Therapeutics Division. In addition, she has held various sales and marketing positions at Genentech, Inc. and Caremark/HHCA. The Board believes that Ms. van Heek’s qualifications for Board membership include over 25 years in the healthcare and biotechnology industry, which includes Ms. van Heek’s commercial expertise and knowledge of the renal industry and building nephrology pharmaceutical franchises. Ms. van Heek holds an M.B.A. from Lindenwood University in St. Louis and a B.S.N. from the University of Iowa.

CLASS II DIRECTORS

Hollings C. Renton

Mr. Renton, age 66, has served as a member of our Board since June 2009 and was appointed Chairman of the Board and Chairman of our Nominating and Corporate Governance Committee in December 2009. Mr. Renton retired as Chairman of the board of directors at Onyx Pharmaceuticals, Inc. in March 2008, where he also served as President and Chief Executive Officer from 1993 and as director from 1992. Prior to joining Onyx, Mr. Renton was the President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company. He assumed that position in 1991 on Chiron’s acquisition of Cetus Corporation, a biotechnology company, where he had been President since 1990 and Chief Operating Officer since 1987. He joined Cetus Corporation in 1981 and was Chief Financial Officer from 1983 to 1987. Mr. Renton currently serves as the co-chair and lead director of Portola Pharmaceuticals, a biopharmaceutical company, a member of the boards of directors of Rigel Pharmaceuticals, a biopharmaceutical company, and Cepheid Corporation, a molecular diagnostics company. The Board believes that Mr. Renton’s qualifications for Board membership include over 25 years of experience building successful biotechnology companies, commercializing drug products and forging industry-leading partnerships, which provides substantial expertise to the Company. In particular, Mr. Renton’s experience as the former Chief Executive Officer of Onyx involved a collaboration with Bayer Healthcare Pharmaceuticals, which provides valuable perspective to the Board. Further, Mr. Renton’s substantial experience as both a board member of a number of successful biotechnology companies and the former Chief Executive Officer of Onyx provides experience and knowledge in leading the Board and Nominating and Corporate Governance Committee as Chairman. Mr. Renton holds an M.B.A. from the University of Michigan and a B.S. in mathematics from Colorado State University.

John P. Walker

Mr. Walker, age 64, has served as a member of our Board since 2006. He has been a member of our Nominating and Corporate Governance Committee since July 2006, and a member of our Compensation Committee since 2007. Mr. Walker has served as the Chairman of our Compensation Committee since January 2008. From July 2006 until March 2008, Mr. Walker also served as a member of our Audit Committee. Mr. Walker is currently a Managing Director of Four Oaks Partners, a life sciences transaction advisory firm, which he co-founded in March 2012. As part of his activities with Four Oaks Partners, Mr. Walker is currently serving as the Chairman and interim-Chief Executive Officer of Neuraltus Pharmaceuticals, Inc., a privately held biopharmaceutical company. From February 2009 until July 2010, Mr. Walker was the Chief Executive Officer at iPierian, Inc., a company focused on the use of inducible stem cells for drug discovery. From 2006 until 2009, Mr. Walker served as the Chairman and Chief Executive Officer of Novacea, Inc., a pharmaceutical company, which merged with Transcept Pharmaceuticals, Inc., a pharmaceutical company, in January 2009. Since 2001, Mr. Walker, acting as a consultant, was Chairman and Interim Chief Executive Officer at Kai Pharmaceuticals, a pharmaceutical company, Guava Technologies, a biotechnology company, CentaurPharmaceuticals, Inc., a pharmaceutical company, and Chairman and Chief Executive Officer of Bayhill Therapeutics, a biotechnology company. From 1993 until 2001, Mr. Walker was the Chairman and Chief Executive Officer of Arris Pharmaceutical Corporation, a pharmaceutical company, and its successor, Axys Pharmaceuticals Inc. Mr. Walker currently serves on the boards of directors of several privately held biotechnology companies, and is also on the board of directors of Lucille Packard Children’s Hospital at Stanford University Medical Center. Mr. Walker previously served on the board of directors of Geron Corporation, a biopharmaceutical company, and served on the board of directors of Evotec AG, a drug discovery alliance and development company. The Board believes that Mr.Walker’s qualifications for Board membership include his 40 years in the life sciences industry and his experience as Chairman and Chief Executive Officer of a number of development and commercial stage companies, providing valuable perspective to the operational and strategic issues of the Company. Mr. Walker is a graduate of the Advanced Executive Program at The Kellogg School of Management at Northwestern University and holds a B.A. from the State University of New York at Buffalo.

CLASS III DIRECTORS

Ted W. Love, M.D.

Dr. Love, age 53, has served as a member of our Board since June 2006 and as a member of the Audit Committee of the Board (the “Audit Committee”) since July 2006. From 2010 to August 2012, Dr. Love served as Executive Vice President, Research and Development at Onyx Pharmaceuticals, a biopharmaceutical company. From 2001 to 2009, Dr. Love served as the President, Chief Executive Officer and member of the board of directors of Nuvelo, Inc., a biopharmaceutical company, and as Chairman of Nuvelo’s board of directors from 2005 to 2009, prior to its merger with ARCA biopharma, Inc. From 1998 to 2001, Dr. Love served as Senior Vice President of Development at Theravance, Inc. (formerly Advanced Medicine, Inc.), a biopharmaceutical company. From 1992 to 1998, Dr. Love served in multiple roles of increasing responsibility at Genetech, Inc., a biotechnology company, most recently as Vice President of Product Development and Regulatory Affairs. Dr. Love also serves as a member of the boards of directors of Santarus, Inc., a pharmaceutical company, Bio-Rad Laboratories, Inc., a life science and clinical diagnostics company, Amicus Therapeutics, Inc., a biopharmaceutical company, KaloBios Pharmaceuticals, Inc., a biopharmaceutical company and Adventrx Pharmaceuticals, Inc., a biopharmaceutical company. The Board believes that Dr. Love’s qualifications for Board membership include his credentials as a cardiologist and his significant medical and scientific expertise, particularly working with commercial companies in assessing and enhancing the portfolio of product opportunities and assessing additional development and regulatory risks and opportunities for approved products. Dr. Love holds an M.D. from Yale Medical School and a B.A. from Haverford College.

John A. Orwin

Mr. Orwin, age 48, has served as our Chief Executive Officer and a member of our Board since February 2011. From April 2010 to January 2011, he served as our President and Chief Operating Officer. From 2005 to 2010, Mr. Orwin served as Vice President and then Senior Vice President, BioOncology Business Unit, at Genentech, Inc. where he was responsible for all marketing, sales, business unit operations and pipeline brand management for Genentech’s oncology portfolio in the United States. From 2001 to 2005, Mr. Orwin served in various executive level positions at Johnson & Johnson overseeing oncology therapeutic commercial and portfolio expansion efforts in the United States. He has also held senior marketing and sales positions at Alza Pharmaceuticals, Sangstat Medical Corporation, Rhone-Poulenc Rorer Pharmaceuticals and Schering-Plough Corporation. Mr. Orwin serves as a member of the boards of directors of NeurogesX, Inc., a biopharmaceutical company, and Array BioPharma Inc., a biopharmaceutical company. The Board believes that Mr. Orwin’s biopharmaceutical experience in a complex regulatory and commercial environment, including his significant commercial launch and sales support experience, contributes to the perspective of the Board and the Company. Further, Mr. Orwin’s leadership experience with the Company in connection with his position as Chief Executive Officer and formerly President and Chief Operating Officer brings continuity to the Board and important representation by the management team. Mr. Orwin holds an M.B.A. from New York University and a B.A. from Rutgers University.

Daniel K. Spiegelman

Mr. Spiegelman, age 54, has served as a member of our Board and our Audit Committee since September 2006. Mr. Spiegelman has served as the Chairman of our Audit Committee since December 2006. He also serves as the Audit Committee financial expert. Since May 2012, Mr. Spiegelman has served as Executive Vice President and Chief Financial Officer of BioMarin Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining BioMarin, Mr. Spiegelman served as Chief Executive Officer of Filtini, Inc., a private company developing circulating tumor cell diagnostic devices, since September 2009, and served as Chief Financial Officer and director of RapidscanPharma Solutions, Inc., a private company developing diagnostic technologies, since 2009. From 1998 to 2009, Mr. Spiegelman served in various positions, most recently as Senior Vice President and Chief Financial Officer, of CV Therapeutics, Inc., a biopharmaceutical company, which was acquired by Gilead Sciences, Inc. From 1992 to 1998, Mr. Spiegelman was an employee at Genentech, Inc., most recently as Treasurer. Mr. Spiegelman also serves as a member of the boards of directors of Anthera Pharmaceuticals, Inc., a biopharmaceutical company, and Oncothyreon, Inc., a biotechnology company. Mr. Spiegelman previously served on the boards of directors of Cyclacel Pharmaceuticals, Inc., a biopharmaceutical company, and Omeros Corporation, a biopharmaceutical company. The Board believes that Mr. Spiegelman’s qualifications for Board membership include an extensive background in the financial and commercial issues facing growing biotechnology companies, allowing Mr. Spiegelman to serve as the Audit Committee financial expert. Further, Mr. Spiegelman’s experience as Chief Financial Officer of CV Therapeutics, during which time it raised over $1 billion in financing and, prior to its sale to Gilead Sciences, transitioned from a research and development stage company to a commercial company with two approved products, provides the Board with significant insights into financial strategy and organizational development. Accordingly, Mr. Spiegelman’s operational and financial experience benefits the Board as the Company similarly grows and shifts focus from development toward commercialization. Mr. Spiegelman holds an M.B.A. and a B.A. from Stanford University.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“E&Y”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. E&Y has audited the Company’s financial statements for the fiscal years ended December 31, 2012, 2011, 2010 and 2009. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of E&Y as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of E&Y. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as against votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for services relating to the fiscal years ended December 31, 2012 and 2011 by E&Y:

	Fiscal Year Ended December 31,
	2012	2011
	(in thousands)
Audit Fees(a)	$1,056	$819
Audit-related Fees(b)	—	—
Tax Fees(c)	6	48
All Other Fees(d)	—	—
Total Fees	$1,062	$868

(a)               Includes fees billed for professional services rendered for the audit and review of interim financial statements for the years ended December 31, 2012 and 2011 and services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)               Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal years ended December 31, 2012 and 2011, E&Y did not provide any audit-related services to us.

(c)                Includes fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal year ended December 31, 2012 and 2011, tax fees were related to analyses of changes in ownership.

(d)               Includes fees for products and services other than the services described above. During the fiscal years ended December 31, 2012 and 2011, E&Y did not provide any other services to us.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining the independent registered public accountant’s independence.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a a non-binding advisory vote on the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement (commonly referred to as “Say-on-Pay”) every year, and the Board has adopted a policy that is consistent with that preference. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers, and our compensation philosophy, policies and practices described in this proxy statement. Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

While this vote is non-binding, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this vote in considering future executive compensation arrangements.

As described in detail under “Compensation Discussion and Analysis,” the Board believes that our long-term success depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of our executive officers with those of our stockholders and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 18 of this proxy statement and the tabular and other disclosures on executive compensation beginning on page 35 of this proxy statement.

Advisory approval of this Proposal No. 3 requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as against votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The NASDAQ Stock Market LLC (“NASDAQ”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Hollings C. Renton, Kathleen LaPorte, Keith R. Leonard, Jr., Ted W. Love, Daniel K. Spiegelman, Christine van Heek and John P. Walker. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. John A. Orwin, the Company’s current Chief Executive Officer, has not been considered an independent director by virtue of his employment with the Company.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

The Board currently has an independent Chairman, Mr. Renton, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the direction and focus of the Board. Prior to December 2009, the Board had a lead independent director with similar authority. The Board believes that separation of the positions of Chairman or lead independent director and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Board believes that having an independent Chairman or lead independent director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management’s accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Board believes that having a Chairman or lead director enhances the effectiveness of the Board as a whole.

RISK OVERSIGHT

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The Board or the appropriate Committee receives these reports from the appropriate members of management to enable it to monitor our risk management and risk mitigation strategies. Committees regularly provide reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee reviews with management and our auditors, to the extent appropriate the Company’s guidelines and policies with respect to risk assessment and risk management, including, if any, major exposure relating to the Company’s financial or tax-related matters and information technology security and controls, and the steps taken by management to monitor and control these exposures. Apart from the matters of financial oversight and reporting and conflict of interest compliance that are reviewed with the Audit Committee, the Nominating and Corporate Governance Committee, as part of its charter, periodically reviews with management, as appropriate, legal and regulatory compliance matters, including areas relating to healthcare compliance.

The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. The Company believes that the risks arising from our overall compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. During the last fiscal year, the Compensation Committee, with the assistance of its independent compensation consultants, reviewed the executive compensation program and determined that the design of the compensation policies, including the components, weightings and focus of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met seven times during the 2012 fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served (for meetings that were held during the period for which he or she was a director or committee member). As required under applicable NASDAQ listing standards, in fiscal 2012, the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees, each of which is composed of independent members: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides committee membership and meeting information for fiscal 2012 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
John A. Orwin
Hollings C. Renton					X	*
Kathleen LaPorte	X
Keith R. Leonard, Jr.			X
Ted W. Love, M.D.	X
Daniel K. Spiegelman	X	*
Christine van Heek			X		X
John P. Walker			X	*	X
Total meetings in fiscal 2012	7		8		4

*      Committee Chairperson

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•                  evaluating the performance of and assessing the qualifications of the independent registered public accounting firm;

•                  determining and approving the engagement of the independent registered public accounting firm;

•                  determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•                  reviewing and approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•                  monitoring the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law;

•                  reviewing and approving or rejecting transactions between the Company and any related persons;

•                  conferring with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•                  establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•                  meeting to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Mr. Spiegelman, Ms. LaPorte and Dr. Love. The Audit Committee met seven times during the 2012 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.affymax.com; however, information found on our website is not incorporated by reference into this proxy statement.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5606(c)(2)(A) of the NASDAQ listing standards. The Board has also determined that Mr. Spiegelman qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of Mr. Spiegelman’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer and other financial positions for public reporting companies.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee

Mr. Daniel K. Spiegelman, Chair
Ms. Kathleen LaPorte
Dr. Ted W. Love

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or Exchange Act.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and overseeing all aspects of corporate governance functions and certain aspects of legal and regulatory compliance, including the healthcare area. The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Renton, Ms. van Heek and Mr. Walker. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met four times during the 2012 fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.affymax.com; however, information found on our website is not incorporated by reference into this proxy statement.

The Board and the Company seek to maintain a Board composed of members who can actively and productively contribute to the success of the Company. Accordingly, the Nominating and Corporate Governance Committee determines if candidates for director have the appropriate skills and characteristics required of Board members in the context of the current composition of the Board, the perceived needs of the Company in the future and the long-term interests of stockholders. This assessment includes consideration of issues of, among other things, judgment, diversity, age, skills, background, industry knowledge and such other factors as it deems appropriate given the current composition of the Board and the Company, with a view to increasing the overall balance of knowledge, experience and capability of the Board. Diversity in professional experience, skills and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin are factors, among others, that the Board typically takes into account and seeks to foster in identifying nominees so that members represent different viewpoints and backgrounds. However, the Board retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In the past, the Nominating and Corporate Governance Committee has typically engaged the services of a professional search firm to compile a list of potential candidates, but has also considered other candidates, if it deems appropriate. In 2012, the Nominating and Corporate Governance Committee did

not engage a professional search firm to identify or assist in identifying potential director nominees. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Board believes that the Nominating and Corporate Governance Committee is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.  The Board delegated responsibility for consideration of director candidates according to practices and procedures the Nominating and Corporate Governance Committee considers appropriate within the scope of its charter.

Compensation Committee

The Compensation Committee is currently composed of three directors: Mr. Walker, Mr. Leonard and Ms. van Heek. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met eight times during the 2012 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.affymax.com; however, information found on our website is not incorporated by reference into this proxy statement.

The functions of the Compensation Committee include, among other things:

•                  determining the compensation and other terms of employment of our executive officers and senior management and reviewing and approving in conjunction with the Board, corporate performance goals and objectives relevant to such compensation;

•                  evaluating and recommending to our Board the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•                  reviewing and recommending to our Board the compensation of our directors;

•                  reviewing and approving appropriate insurance coverage for our officers and directors; and

•                  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers.

The Compensation Committee also reviews and discusses with management the Company’s Compensation Discussion and Analysis and considers whether to recommend to the Board that it be included in the proxy statement and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with members of management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his or her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may also delegate authority to subcommittees in accordance with its charter.

During 2012, Radford continued to serve as the independent consultant to the Compensation Committee to advise on executive and Board compensation, including assessing pay philosophy, identifying a peer group of companies, benchmarking compensation levels for executive positions, reviewing equity trends within the life sciences industry, and developing recommendations for salary, incentives and equity compensation to align our business strategy, compensation programs and market practices.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2012 are described in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee. The Company has had a Compensation Committee since 2003. Prior to establishing the Compensation Committee, our full Board made decisions relating to compensation of our executive officers.

Compensation Committee Report (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Compensation Committee

Mr. John P. Walker, Chair
Mr. Keith R. Leonard, Jr.
Ms. Christine van Heek

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board c/o Corporate Secretary of Affymax, Inc., 4009 Miranda Avenue, Palo Alto, CA 94304. All relevant stockholder communications sent to the Board will be compiled by the Secretary of the Company and submitted to the Chairman of the Board and, if appropriate, to the entire Board. All communications directed to the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics that relate to questionable accounting or auditing matters involving the Company will be promptly reviewed and directly forwarded to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted the Affymax, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.affymax.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver of a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current executive officers and key employees, and our former Chief Commercial Officer, and their respective ages and positions are as follows:

Name	Age	Position
John A. Orwin (1)	48	Chief Executive Officer and Director
Herb Cross	41	Chief Financial Officer
Anne-Marie Duliege, M.D., M.S.	53	Chief Medical Officer
Jeffrey H. Knapp (2)	47	Former Chief Commercial Officer
Grace U. Shin, J.D.	48	General Counsel
Karin L. Walker	49	Vice President, Finance and Chief Accounting Officer
Christine Conroy, Pharm.D.	52	Vice President, Regulatory Affairs and Clinical Quality Assurance
Michael Holfinger, Ph.D.	49	Vice President, Manufacturing and Development

(1)                                 The biography for Mr. Orwin is set forth in “Proposal No. 1—Election of Directors” in this proxy statement.

(2)                                 Mr. Knapp’s employment was terminated in March 2013 in connection with the Company’s reduction in force.

Herb Cross has served as our Chief Financial Officer since March 2011. From November 2010 to March 2011, Mr. Cross served as our Chief Accounting Officer and Vice President, Finance. From 2008 to 2010, Mr. Cross held multiple positions including Vice President, Finance for Facet Biotech Corporation, a public clinical-stage biotech company. From 2006 to 2008, Mr. Cross was corporate controller at PDL BioPharma, a public biopharmaceutical company. From 1999 to 2006, Mr. Cross held positions of increasing responsibility, including Vice President, Finance, at Neoforma, Inc., a public e-commerce software company. Mr. Cross also served as manager, Assurance and Business Advisory Services at Arthur Andersen, LLP, an independent registered public accounting firm. Mr. Cross holds a B.S. from the Haas School of Business at the University of California, Berkeley.

Anne-Marie Duliege, M.D., M.S. has served as our Chief Medical Officer since July 2007. Prior to that, she served as Vice President, Clinical, Medical and Regulatory Affairs since 2004. Since 1998, Dr. Duliege has also practiced medicine at the Lucille Packard Children’s Hospital at Stanford University Medical Center. From 1992 to 2004, Dr. Duliege served in various positions at Chiron Corporation, a biotechnology company, most recently as Senior Medical Director. Dr. Duliege holds an M.D. and M.S. from Paris Medical School and an M.S. from Harvard School of Public Health.

Jeffrey H. Knapp served as our Chief Commercial Officer from July 2006 to March 2013. From November 2005 to April 2006, Mr. Knapp served as Senior Vice President, Sales and Marketing at Abgenix, Inc., a biopharmaceutical company. From October 2004 to July 2005, Mr. Knapp served as Vice President, Sales and Marketing, North America at Pharmion Corporation, a pharmaceutical company. From November 2001 to October 2004, Mr. Knapp served as Vice President, U.S. sales and marketing at EMD Pharmaceuticals, a division of Merck KGaA, a pharmaceutical company. He has also held sales, marketing and business development positions at Eli Lilly and Company and Schering-Plough Corporation, both pharmaceutical companies. Mr. Knapp holds a B.A. from Wittenberg University.

Grace U. Shin, J.D. has served as our General Counsel since June 2008 and prior to that served as Vice President, Legal Affairs and Corporate Counsel since October 2006. From 2000 to April 2006, Ms. Shin served as Vice President of Legal Affairs and Corporate Counsel to FibroGen, Inc., a biotechnology company, and from May 1997 to 2000 held the position of Corporate Counsel. From 1992 to 1997, Ms. Shin was a corporate attorney at Pacific Gas & Electric Company, a public utility. From 1989 to 1992, Ms. Shin was a business associate at Cooley Godward LLP, a law firm. Ms. Shin holds a J.D. from the University of Michigan Law School and a B.A. from the University of Michigan School of Business Administration.

Karin L. Walker has served as our Vice President, Finance and Chief Accounting Officer since October 2012. From September 2009 to September 2012, Ms. Walker served as Vice President, Finance and Corporate Controller at Amyris Inc., a biotechnology company. From June 2006 to August 2009, Ms. Walker served as the Vice President, Finance and Corporate Controller for CV Therapeutics, a biopharmaceutical company. Ms. Walker has also served in senior financial leadership roles at companies such as Knight Ridder Digital, Accellion and Niku Corporation. Ms. Walker holds a B.S. degree in business from the California State Polytechnic University, San Luis Obispo and is a certified public accountant (CPA).

Christine Conroy, Pharm.D. has served as our Vice President, Regulatory Affairs and Clinical Quality Assurance since July 2007. From 2004 to 2006, Dr. Conroy served as our Senior Director, Regulatory Affairs, and from 2006 to 2007 as our Executive Director, Regulatory

Affairs. From 2002 to 2004, Dr. Conroy served as senior director, Regulatory Affairs, for Genitope Corporation, a biotechnology company. From 1995 to 2001, Dr. Conroy held several positions at Roche Global Development, a pharmaceutical company, including Regulatory Program Director with global responsibilities. From 1989 to 1994, Dr. Conroy held several positions at Syntex Laboratories, a pharmaceutical company including Manager of Medical Services Department, Drug Information Service. From 1982 to 1989, Dr. Conroy served as Staff Pharmacist at St. Luke’s Hospital in Colorado. Dr. Conroy holds a Pharm.D. from the University of Kansas, School of Pharmacy, and a B.S. in pharmacy from the University of Colorado, School of Pharmacy.

Michael Holfinger, Ph.D. has served as our Vice President, Manufacturing and Development since July 2012. From 2006 to June 2012, Dr. Holfinger served as our Director, Process Development and Manufacturing. From 2003 to 2006, Dr. Holfinger held multiple positions at Pfizer, Inc., a pharmaceutical company, including as Senior Manager in the Active Pharmaceutical Ingredient support team. From 1992 to 2003, Dr. Holfinger held multiple positions within the Chemical Process Research and Development Group and Global Supply Chain Group at Pharmacia Corporation (formerly The Upjohn Company), a pharmaceutical company. From 1997 to 2004, Dr. Holfinger also served as a course instructor at the Pharmaceutical Education & Research Institute. Dr. Holfinger holds a Ph.D. in chemical engineering from the University of Wisconsin-Madison and a dual B.S. in applied science, paper science, and engineering and chemistry at Miami University.

There are no family relationships among any directors or executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This description of compensation policies and practices applies to Mr. Orwin (Chief Executive Officer), Mr. Cross (Chief Financial Officer), Dr. Duliege (Chief Medical Officer), Mr. Knapp (former Chief Commercial Officer) and Ms. Walker (Vice President, Finance and Chief Accounting Officer), who are collectively referred to as the “named executive officers.”

In February 2013 and in consultation with the U.S. Food and Drug Administration, or FDA, we and our collaboration partner, Takeda Pharmaceutical Company Limited, or Takeda, voluntarily recalled our first and only product, OMONTYS® (peginesatide) Injection, nationwide from the market as a result of post-marketing reports regarding serious hypersensitivity reactions, including anaphylaxis, which can be life-threatening or fatal. The recall of OMONTYS has severely harmed our business, financial condition and prospects as a going concern. As a result, we reduced our workforce by 75% in March 2013 and we have commenced a process to notify substantially all of the remaining 25% of our workforce of estimated dates of separation.

This Compensation Discussion and Analysis applies to the Company’s executive compensation program during 2012 and until the product recall. The Company’s executive compensation program was intended to align executive goals and rewards with the Company and stockholder goals and progress.

Role of our Compensation Committee

The Compensation Committee acts on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s executive officers and directors; compensation includes salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans. The Compensation Committee is composed entirely of non-employee directors under Rule 16b-3 of the Exchange Act.

Typically, the Compensation Committee evaluates corporate performance objectives, makes adjustments to annual compensation and determines bonus and equity awards at one or more meetings held during the first quarter of the year or at the end of the preceding year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as broader strategic issues, including the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation in the life sciences industry and at peer companies, at various meetings throughout the year. The Compensation Committee’s process generally focuses on two related elements: the evaluation of performance objectives, both for the individual and for the Company, and the determination of compensation levels taking into consideration the target compensation for the individual based on industry surveys and the overall performance against objectives. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of performance is conducted by the Compensation Committee, which generally includes a “360-degree review” by the Chief Executive Officer’s direct reports, followed by a Compensation Committee recommendation to the Board of adjustments to compensation as well as awards to be granted.

For additional information relating to the composition, role and responsibilities of the Compensation Committee, see “Information Regarding the Board of Directors and Corporate Governance—Committees of the Board of Directors—Compensation Committee.”

Compensation Program Objectives

The Company’s executive compensation program was designed to achieve the following objectives:

•                  attract and retain talented and experienced executives in an extremely competitive labor market of biotechnology and pharmaceutical companies located in Northern California;

•                  motivate and reward key contributors whose knowledge, skills and performance are critical to growing our business and advancing our product, OMONTYS;

•                  provide a compensation package that includes performance-based rewards and aligns rewards with accomplishment of Company objectives;

•                  provide performance-based rewards for the achievement of planned Company and/or individual goals;

•                  ensure fairness among the executive management team by recognizing the contributions each executive makes to the Company’s progress and achievement of Company goals; and

•                  foster teamwork and a shared commitment among executives to overall corporate progress by aligning the Company’s goals and their individual goals.

Components of the Executive Compensation Program

For 2012, the principal components of the Company’s executive compensation program consisted of:

•                  base salary;

•                  eligibility for an annual cash bonus;

•                  equity incentives primarily in the form of stock options and restricted stock units (“RSUs”); and

•                  severance benefits.

The Company utilizes short-term compensation, including base salary and cash bonuses, to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, to meet competitive market conditions, and to motivate and reward key executives to perform. The Company may award annual performance bonuses of up to a specified percentage of the employee’s base salary depending upon achievement of annual goals and objectives. In 2012, the target bonus amount for our Chief Executive Officer was 60% of base salary and the target bonus amount for the other named executive officers currently employed by the Company was 35% of base salary. The Chief Executive Officer’s bonus is based solely on the goals of the Company and the other named executive officers’ bonuses are based on a combination of Company and individual goals. In addition, equity incentives, through the grant of stock options and RSUs, are designed to directly align interests of the named executive officers with the interests of the stockholders over the long-term and encourage the growth of stockholder value through upside potential. Historically, the Company targets maintenance of equity ownership levels for the Chief Executive Officer consistent with ownership levels of Chief Executive Officers of peer companies.

Competitive Market Review and Peer Group Companies

The Compensation Committee annually reviews executive compensation of the named executive officers with those reported for peer companies in the Northern California biotechnology and pharmaceutical industry to ensure that total compensation (base salary, annual bonus targets, and stock ownership) is market competitive, based on corporate and individual performance, and fair, based on internal equity in pay practices. The Company participates in an annual, national survey of executive compensation of approximately 600 life sciences companies conducted by Radford. During 2012, the Compensation Committee retained the services of Radford to advise on executive and Board compensation, including assessing pay philosophy, identifying a peer group of companies, benchmarking compensation levels for executive positions, reviewing equity trends within the life sciences industry, and developing recommendations for salary, incentives and equity compensation to align our business strategy, compensation programs and market practices.

The group of peer companies is reviewed annually and updated by the Compensation Committee based on the criteria of similarly-sized companies by market capitalization, employee size, stage of development, and companies with which the Company regularly competes for talent. Twenty-two public biotechnology and biopharmaceutical companies were in the selected peer group for the 2012 compensation review and benchmarking process: Allos Therapeutics, AMAG Pharmaceuticals, Arena Pharmaceuticals, Ariad Pharmaceuticals, Cadence Pharmaceuticals, Cytori Therapeutics, Depomed, Dyax, Exelixis, Geron, Idenix, Jazz Pharmaceuticals, Ligand Pharmaceuticals, MAP Pharmaceuticals, Medivation, Momenta Pharmaceuticals, Orexigen, Pain Therapeutics, Rigel Pharmaceuticals, SangamoBioSciences, Targacept and XenoPort. However, based on review in June 2013, the Compensation Committee updated the selected peer group for the 2013 compensation review and benchmarking process as follows: removed Ariad Pharmaceuticals, Geron, Jazz Pharmaceuticals, Medivation, Pain Therapeutics, Sangamo BioSciences and Targacept and added Avanir Pharmaceuticals, Halozyme, Intermune, ISIS Pharmaceuticals, NPS Pharmaceuticals, Optimer, Santarus and Spectrum.

As the Company competes with larger biotechnology and pharmaceutical companies for talent in Northern California, a very competitive labor market, the Company’s philosophy for 2012 was to use a guideline total compensation target at the 60 th percentile compared to peer company data for benchmarked, comparable positions, subject to variation and adjustment within a range based on various factors considered by the Company. For 2012, this target represented approximately a 3.5% overall increase in base salary over 2011, including market adjustments and promotions. This approach applies to the current named executive officers and generally to all positions company-wide, except that individual pay may range substantially below or above the percentile target, and the overall percentage increase, depending upon job function, scope of responsibility, time in the role if recently promoted, individual performance and experience, skills, contribution, and competitive market factors when, in the judgment of management and the Compensation Committee, with respect to executive officers, the value of the individual’s experience, performance and specific skills justified variation. These factors as well as the actual performance against objectives are considered in making compensation decisions that may be below or above the target.

Performance and Compensation Process

Corporate Objectives

At the beginning of each year, the Board in consultation with the Chief Executive Officer establishes corporate objectives that it believes are the most significant goals for the Company in the upcoming year that are critical to the success of the Company in the short and long-term. These corporate objectives normally include departmental, functional goals as well as project-based, cross-functional goals. Typically our corporate objectives include associated target achievement dates, usually based on calendar quarters. Although there is a mid-year review, consistent with the compensation philosophy established by the Board, the objectives, once established, do not generally change during the year but rather significant unforeseen obstacles or changes in circumstances outside of the control of management may be taken into account in the assessment of the results. The Company does not disclose the specific goals as they contain competitively sensitive information and are not material to an understanding of compensation awards to the named executive officers. In 2012, the corporate objectives included those as outlined in the below table:

Performance Category	Performance Objective	2012 Percentage Weighting Targeted	2012 Percentage Result Assessed
Commercial

Achieve specific timeline objectives in support of potential commercialization of product in the U.S., including product approval by the FDA, commercial launch of product and customer adoption of product

		75% (105% based on achievement of all Commercial stretch objectives)	95% (Based on achievement of certain Commercial stretch objectives)

Europe and Japan	Achieve specific timeline objectives in support of potential Marketing Authorization Application in Europe and potential commercialization activities in Japan.	10%	5%

Product Portfolio	Achieve specific timeline objectives in support of evaluating product portfolio opportunities	10%	7.5%

Finance	Achieve specific operating expense target	5%	5%

	Totals:	100%	112.5%

In making a recommendation to the Board, the Compensation Committee considers actual results against the specific deliverables associated with the corporate objectives, the extent to which each goal was a significant stretch goal for the company, whether significant unforeseen obstacles or changes in circumstances outside of the control of management altered the expected difficulty of achieving the goal or modified the desired results, and the extent to which economic assumptions underlying the performance targets were accurate. The corporate objectives established by the Board in 2012 were intended to be value-building and moderately difficult to achieve, but also included stretch objectives that were intended to be more difficult to achieve. The Board determined that the Company exceeded the corporate objectives for 2012. In particular, the Company achieved several commercial stretch objectives during the year, including obtaining product approval by the FDA on the earliest possible date and launching the product shortly thereafter. Accordingly, the Board determined that the Company achieved 112.5% of its objectives for 2012, as summarized above. Historically, the Board determined that the Company achieved the following levels with respect to its corporate objectives:

Year	Percentage of Corporate Objectives Achieved
2006	85.00%
2007	82.25%
2008	110.00%
2009	93.70%
2010	41.25%
2011	130.00%

Although the Compensation Committee measures performance of the specific goals within the categories, the performance determination by the Compensation Committee for a particular category is based on the Compensation Committee’s assessment of the overall performance for the year, whether or not all of the specific goals have been achieved, and forming the basis for the Board recommendation of achievement of the corporate objectives.

Individual Objectives

Mr. Orwin’s bonus was based entirely (100%) on the achievement level of the corporate objectives. The bonuses of the other named executive officers currently employed by the Company, except Ms. Walker, were based on a combination of the achievement level of the corporate objectives and the achievement level of specific individual objectives related to the named executive officer’s functional responsibilities. Ms. Walker was not eligible to receive a bonus for 2012 because she was not an employee as of September 30, 2012, which was the latest employment commencement date to be eligible for the 2012 performance review process.

The individual performance objectives are generally designed to align the goals of the named executive officer and his or her department in support of the corporate objectives and development of the organization. In particular, Mr. Cross’ 2012 individual performance objectives related primarily to financial performance, strategic activities, accounting and operational performance and investor relations matters, including management of expense targets through the year. Dr. Duliege’s 2012 individual performance objectives related primarily to clinical and research leadership activities and support of scientific and commercial objectives, including support for product approval and launch. Mr. Knapp’s 2012 individual performance objectives related to commercialization activities for OMONTYS, including establishing a commercial field force and activities in support of customer adoption of the product. These named executive officers received their bonuses based on the following weighting: 75% based on the achievement level of the corporate objectives and 25% based on the achievement level of individual objectives. Ms. Walker did not have individual performance objectives for 2012 because she was not an employee as of September 30, 2012, which was the latest employment commencement date to be eligible for the 2012 performance review process.

At the end of each year, the Chief Executive Officer and the other named executive officers typically prepare a written self-assessment of their individual performance during the year, which is considered by their supervisor or, in the case of the Chief Executive Officer, the Compensation Committee and the Board, as part of the full assessment of performance. In the case of the Chief Executive Officer’s performance, the Compensation Committee also includes individual assessments by the Board members (other than Mr. Orwin) and assessments by Mr. Orwin’s direct reports, and provides a summary and recommendation to the Board in conjunction with its assessment of accomplishment of corporate objectives. For the other named executive officers, the Chief Executive Officer presents to the Compensation Committee management’s assessment of each named executive officer’s performance during the year, including recommended percentage for the individual performance factor based on the achievement of such individual’s specific performance objectives and a summary of the accomplishments in the related functional area of responsibility. At the end of 2012 and in early 2013, Mr. Orwin assessed the performance of the other named executive officers, except Ms. Walker, and reviewed their individual accomplishments with the Compensation Committee. In general, individual performance is evaluated based on a combination of demonstrated leadership and the achievement of operational, functional or product specific goals. The Compensation Committee reviewed the individual accomplishments in conjunction with Mr. Orwin for the other named executive officers, except Ms. Walker, to determine the recommendation of the individual performance factor. The Compensation Committee takes into consideration the accomplishment of the individual performance objectives as well as the achievement of the corporate goals in formulating its assessment of the performance factors that impact the annual bonuses and other compensation recommendations to the Board.

Cash Bonuses

In January 2013, based on the recommendations and assessment by the Compensation Committee, the Board approved annual bonus payments for 2012 performance by the named executive officers, except Ms. Walker. The following table summarizes the total annual bonus payment, including the company and individual performance weightings used to calculate the total annual bonus payment, to each named executive officer, except Ms. Walker:

	Target Annual Bonus		Company Performance		Individual Performance		Total Annual Bonus Payments
Named Executive Officer	% of Salary	Dollar amounts	Company Performance Factor	Weighting	Individual Performance Factor	Weighting	% of Salary	Dollar amounts
John A. Orwin	60%	$336,000	112.5%	100%	N/A	N/A	67.5%	$378,000
Herb Cross	35%	$115,500	112.5%	75%	100.56%	25%	38.3%	$126,489
Anne Marie Duliege, M.D., M.S	35%	$137,597	112.5%	75%	112.5%	25%	39.4%	$154,796
Jeffrey Knapp	35%	$117,250	112.5%	75%	96.78%	25%	38%	$127,300

Dr. Duliege and Mr. Knapp also received one-time bonuses in 2012 for their exemplary performance in support of the Company’s achievement of critical commercial objectives in 2012. In June 2012, Dr. Duliege received a one-time performance bonus in the amount of $58,970 in connection with product approval on the earliest possible date, which equaled 15% of her then-current base salary. In May 2012, Mr. Knapp received a one-time performance bonus in the amount of $167,500 in connection with the commercial launch of OMONTYS, which equaled 50% of his then-current base salary.

Equity Incentives

In determining the long-term incentive component of executive compensation, the Compensation Committee considers the Company’s performance and the attainment of individual performance objectives, the value of similar incentive awards and grant levels as a percent of shares outstanding given to executive officers at peer companies, the awards given to the named executive officers in past years, and percentage ownership which is vested and unvested. The Compensation Committee reviewed the equity guidelines recommended by Radford to target the 60th percentile of compensation compared to peer company data. Information is provided in the ranges around such percentile to allow the Compensation Committee to assess possible adjustments from the target level. These recommended guidelines balance competitive equity grant values and grant levels as a percent of shares outstanding. The Compensation Committee views equity compensation as the basis for long-term incentive compensation. Historically, based on this philosophy, equity grants are made annually in conjunction with base salary adjustments and cash bonus compensation for each executive officer. The level of equity grants are determined based upon consideration of such executive officer’s vested and unvested percentage ownership of the Company, relative to the equity grant values and percentage ownership of such executive officer’s peers working at peer companies, and an evaluation of such executive officer’s individual performance.

As described in the section below entitled “2012 Advisory Vote on Executive Compensation,” we solicited feedback from a majority of our stockholders and the leading proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass-Lewis, between November 2012 and January 2013 regarding our executive compensation policies and decisions. In late January 2013, based on this feedback and the recommendations and assessment by the Compensation Committee, the Board approved changes to the composition of the equity compensation targets for the named executive officers from 75% stock options and 25% RSUs to 60% stock options and 40% RSUs, excluding certain “Upside Performance Vesting RSUs” described below that each named executive officer is eligible to receive in addition to their other equity grants. Of the total RSUs granted in January 2013, one-third of RSUs are subject to “time-based” vesting over three years and two-thirds of RSUs are subject to performance-based vesting and thus vest, if at all, as follows: one-third of RSUs vest upon achievement of OMONTYS cumulative net sales targets (the “Base Performance Vesting RSUs”) and one-third of RSUs vest upon achievement of 110% of the Board-approved OMONTYS annual net sales targets for fiscal year 2013, 2014 and 2015 (the “Upside Performance Vesting RSUs”). OMONTYS cumulative net sales targets must be achieved, if at all, within four years or any unearned Base Performance Vesting RSUs will be forfeited and OMONTYS annual net sales targets must be achieved, if at all, within the stated fiscal year or any unearned Upside Performance Vesting RSUs will be forfeited. The equity composition of 60% stock options and 40% RSUs is based on Radford’s recommended equity compensation targets and is consistent with the direct feedback we received from our stockholders, ISS and Glass-Lewis, and the new performance metrics for RSUs are further consistent with such feedback.

The Compensation Committee and the Board believed that the new equity composition of 60% stock options and 40% RSUs provided the long-term retention and performance incentive value of equity grants as well as rewarding annual individual performance, and further believed that the new performance metrics for RSUs reinforced alignment of management and stockholder interests because OMONTYS net sales over time are a critical driver of long-term stockholder value. The following table summarizes the 2013 stock option grants and RSU grants to each named executive officer, except Ms. Walker. Ms. Walker was not eligible to receive 2013 stock option grants and RSU grants because she was not an employee as of September 30, 2012, which was the latest employment commencement date to be eligible for the 2012 performance review process.

Named Executive Officer	Stock Options	Time-Based RSUs	Base Performance Vesting RSUs	Upside Performance Vesting RSUs
John A. Orwin	96,000	16,000	16,000	16,000
Herb Cross	30,000	5,000	5,000	5,000
Anne Marie Duliege, M.D., M.S	30,000	5,000	5,000	5,000
Jeffrey Knapp	30,000	5,000	5,000	5,000

2012 Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation at our Annual Meeting of Stockholders in 2011. Following this vote, our Board determined that it was important for our stockholders to have an opportunity to vote annually, on an advisory basis, on executive compensation because we value stockholders’ views regarding our executive compensation philosophy, policies and programs and our decisions regarding executive compensation. To the extent there is any significant vote against, or only limited support for, the compensation of our named executive officers, we will consider our stockholders’ feedback and the Compensation Committee will evaluate whether any actions are necessary to address such feedback. This annual advisory vote on executive compensation is consistent with the frequency preferred by our stockholders, and we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

In response to the 2012 advisory vote, our Compensation Committee reviewed our overall executive compensation philosophy and our compensation policies and decisions with Radford, the independent consultant to the Compensation Committee, taking into consideration the responses by our peer companies and other companies in our industry as well as the reports prepared by ISS and Glass-Lewis prior to our 2012 advisory vote. In addition, in consultation with the Compensation Committee, we contacted a majority of our stockholders, ISS and Glass-Lewis between November 2012 and January 2013 to solicit direct feedback regarding our executive compensation policies and decisions. This feedback focused primarily on: (1) more balanced weighting between our stock options and RSUs granted to our executive officers; and (2) more rigorous performance metrics for our RSUs granted to our executive officers, particularly financial metrics that drive long-term stockholder value. The Company presented the results of its outreach to stockholders, ISS and Glass-Lewis to the Compensation Committee for review prior to the Board meeting in late January 2013.

As a result of the Compensation Committee’s review of our overall executive compensation philosophy, policies and decisions, particularly as we transitioned from a development company to a commercial company with the approval of our first product and in light of the direct feedback we received from our stockholders, ISS and Glass-Lewis, the Compensation Committee recommended in late January 2013, and the Board approved, executive compensation policies and practices that it believed would result in maximum long-term stockholder value, including the new equity composition of 60% stock options and 40% RSUs and the new performance metrics for RSUs. The Company, the Compensation Committee and the Board believed that the 2013 executive compensation policies and practices were consistent with our peer and industry group approaches to executive compensation.

In addition, as a result of feedback from our stockholders, ISS and Glass-Lewis, we have expanded this Compensation Discussion and Analysis to provide enhanced disclosure regarding our executive compensation rationale and to reiterate our belief that our compensation policies and decisions align the interests of our named executive officers with the interests of our stockholders. This enhanced disclosure applies to our 2013 executive compensation policies and decisions as well as certain historical policies and decisions within the periods examined by our stockholders, ISS and Glass-Lewis that may have been construed as misaligned with performance. For example, we believe that stockholder feedback regarding our named executive officer compensation as disclosed in the 2011 proxy statement was largely due to retention grants provided in September 2010 that construed compensation as misaligned with performance. Our Board strongly believed that employee retention was essential in an extremely competitive labor market in Northern California after experiencing a severe decline in our stock price after we announced our Phase 3 results from the OMONTYS clinical trials. The September 2010 retention grants were a critical component of the efforts resulting in the successful and timely filing of our NDA in early 2011. Taking into consideration these 2010 retention grants, the Board did not provide annual equity grants in 2011 to our named executive officers, including to our Chief Executive Officer, Mr. Orwin. We also believe that stockholder feedback regarding Mr. Orwin’s 2011 executive compensation as disclosed in our 2012 proxy statement construed such compensation as misaligned with performance. Our Board strongly believed that Mr. Orwin’s promotion to the Chief Executive Officer position effective in February 2011 warranted a base salary increase to bring Mr. Orwin within range of the Company’s 60th percentile compensation target for the Chief Executive Officer position and further warranted certain one-time equity grants in 2011.

We have reviewed our overall executive compensation philosophy, policies and decisions in light of our peer and industry group, we have solicited direct feedback from a majority of our stockholders, ISS and Glass-Lewis, we have incorporated this feedback into our 2013 executive compensation policies and practices to reinforce alignment of the interests of our named executive officers with the interests of our stockholders and we have provided enhanced disclosure in this Compensation Discussion and Analysis.  Accordingly, we recommend that you vote FOR Proposal No. 3 at the Annual Meeting of Stockholders. For more information, see “Proposal No. 3—Advisory Vote on the Compensation of our Named Executive Officers” in this proxy statement.

Executive Compensation Actions

The Compensation Committee’s recommendation of annual base salary increases, performance bonuses and equity grants to the named executive officers were made to the independent members of the Board after reviewing the performance of such named executive officers, taking into consideration the achievement of the Board-approved corporate objectives and the performance of the Company’s stock as well as the market and peer group analysis by Radford, which included a comparison to the benchmark data of corresponding executive positions in the identified peer companies. Mr. Orwin is not permitted to be present during the deliberations regarding his compensation.

Based on the recommendations and assessment by the Compensation Committee, the Board approved the following:

John A. Orwin, Chief Executive Officer

Actions for 2012

•                  Base Salary.   In January 2012, a $50,000 increase in 2011 base salary to $560,000 effective January 1, 2012, which represented a 9.8% increase from the prior year’s salary. The increase in base salary exceeded the 3.75% overall increase for the Company: to bring Mr. Orwin’s base salary within the target compensation range, but still below the 60th percentile compensation target, due to his promotion to Chief Executive Officer in 2011; to reflect that the Company significantly exceeded its corporate objectives in 2011, including the stretch objectives of submitting the NDA earlier than expected, achieving a worldwide settlement of its ongoing intellectual property dispute by year end, achieving specific supply agreement objectives and achieving specific financial objectives; and to reflect the favorable recommendation of the FDA’s Oncologic Drug Advisory Committee in December 2011.

Equity Incentives.   In January 2012, Mr. Orwin was granted stock options exercisable for 140,000 shares with an exercise price of $7.99 per share and RSUs of 25,000 shares. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2012 and the awards vest in three equal annual installments over the three year period beginning January 1, 2012.

•                  Annual Performance Bonus.  In January 2013, Mr. Orwin was awarded a cash bonus of $378,000 related solely to the Company’s achievement of its 2012 corporate objectives.

Actions for 2013

•                  Base Salary.   In January 2013, a $22,400 increase in 2012 base salary to $582,400 effective January 1, 2013, which represented a 4% increase from the prior year’s salary.

•                  Equity Incentives.   In January 2013, Mr. Orwin was granted stock options exercisable for 96,000 shares with an exercise price of $19.43 per share, time-based RSUs of 16,000 shares and performance-based RSUs of 32,000 shares. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2013. The time-based RSUs vest in three equal annual installments over the three year period beginning January 1, 2013. The performance-based RSUs vest, if at all, upon achievement of OMONTYS cumulative net product sales targets or achievement of 110% of Board-approved OMONTYS annual net product sales targets in fiscal year 2013, 2014 and 2015.

Herb Cross, Chief Financial Officer

Actions for 2012

•                  Base Salary.   In January 2012, a $30,000 increase in 2011 base salary to $330,000 effective January 1, 2012, which represented a 10% increase from the prior year’s salary. The increase in base salary exceeded the 3.75% overall increase for the Company to bring Mr. Cross’ base salary within the target compensation range, but still below the 60th percentile compensation target, due to Mr. Cross’ promotion to Chief Financial Officer in 2011.

•                  Equity Incentives.   In January 2012, Mr. Cross was granted stock options exercisable for 60,000 shares with an exercise price of $7.99 per share and RSUs of 10,000 shares. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2012 and the awards vest in three equal annual installments over the three year period beginning January 1, 2012.

•                  Annual Performance Bonus.  In January 2013, Mr. Cross was awarded a cash bonus of $126,489 related to individual and corporate performance in 2012.

Actions for 2013

•                  Base Salary.   In January 2013, a $13,200 increase in 2012 base salary to $343,200 effective January 1, 2013, which represented a 4% increase from the prior year’s salary.

•                  Equity Incentives.   In January 2013, Mr. Cross was granted stock options exercisable for 30,000 shares with an exercise price of $19.43 per share, time-based RSUs of 5,000 shares and performance-based RSUs of 10,000 shares. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2013. The time-based RSUs vest in three equal annual installments over the three year period beginning January 1, 2013. The performance-based RSUs vest, if at all, upon achievement of OMONTYS cumulative net product sales targets or achievement of 110% of Board-approved OMONTYS annual net product sales targets in fiscal year 2013, 2014 and 2015.

Anne-Marie Duliege, Chief Medical Officer, M.D., M.S.

Actions for 2012

•                  Base Salary.   In January 2012, a $11,450 increase in 2011 base salary to $393,133 effective January 1, 2012, which represented a 3.0% increase from the prior year’s salary.

•                  Equity Incentives.   In January 2012, Dr. Duliege was granted stock options exercisable for 48,750 shares with an exercise price of $7.99 per share and RSUs for 8,125 shares. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2012 and the awards vest in three equal annual installments over the three year period beginning January 1, 2012.

•                  One-Time Performance Bonus.   In June 2012, Dr. Duliege received a one-time performance bonus in the amount of $58,970 in connection with product approval on the earliest possible date, which equaled 15% of her then-current base salary.

•                  Annual Performance Bonus.  In January 2013, Dr. Duliege was awarded a cash bonus of $154,796 related to individual and corporate performance in 2012.

Actions for 2013

•                  Base Salary.   In January 2013, a $15,725 increase in 2012 base salary to $408,858 effective January 1, 2013, which represented a 4% increase from the prior year’s salary.

•                  Equity Incentives.   In January 2013, Dr. Duliege was granted stock options exercisable for 30,000 shares with an exercise price of $19.43 per share, time-based RSUs of 5,000 shares and performance-based RSUs of 10,000 shares. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2013. The time-based RSUs vest in three equal annual installments over the three year period beginning January 1, 2013. The performance-based RSUs vest, if at all, upon achievement of OMONTYS cumulative net product sales targets or achievement of 110% of Board-approved OMONTYS annual net product sales targets in fiscal year 2013, 2014 and 2015.

Jeffrey Knapp, former Chief Commercial Officer

Actions for 2012

•                  Base Salary.   In January 2012, a $17,265 increase in 2011 base salary to $335,000 effective January 1, 2012, which represented a 5.4% increase from the prior year’s salary.

•                  Equity Incentives.   In January 2012, Mr. Knapp was granted stock options exercisable for 16,250 shares with an exercise price of $7.99 per share and time-based RSUs of 8,125 shares s. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2012 and the time-based awards vest in three equal annual installments over the three year period beginning January 1, 2012.

•                  One-Time Performance Bonus.   In May 2012, Mr. Knapp received a one-time performance bonus in the amount of $167,500 in connection with the commercial launch of OMONTYS, which equaled 50% of his then-current base salary.

•                  Annual Performance Bonus.  In January 2013, Mr. Knapp was awarded a cash bonus of $127,300 related to individual and corporate performance in 2012.

Actions for 2013

•                  Base Salary.   In January 2013, a $20,100 increase in 2012 base salary to $355,100 effective January 1, 2013, which represented a 6% increase from the prior year’s salary.

•                  Equity Incentives.   In January 2013, Mr. Knapp was granted stock options exercisable for 30,000 shares with an exercise price of $19.43 per share, time-based RSUS of 5,000 shares and performance-based RSUs of 10,000 shares. The stock options vest in 48 equal monthly installments over the four year period beginning on January 1, 2013. The time-based RSUs vest in three equal annual installments over the three year period beginning January 1, 2013. The performance-based RSUs vest, if at all, upon achievement of OMONTYS cumulative net product sales targets or achievement of 110% of Board-approved OMONTYS annual net product sales targets in fiscal year 2013, 2014 and 2015.

Karin L. Walker, Vice President, Finance and Chief Accounting Officer

Actions for 2012

•                  Base Salary.   Ms. Walker’s employment commenced on October 1, 2012 and her base salary was $265,000.

•                  Equity Incentives.   Ms. Walker was granted stock options for 60,000 shares with an exercise price of $21.27 per share.  The stock options vest over a four year period, 25% of the shares subject to the award vest on October 1, 2013 and the remainder vest on a monthly basis in equal installments over 36 months. This award will be fully vested on October 1, 2016.

•                  Annual Performance Bonus.  Ms. Walker’s employment commenced on October 1, 2012. Ms. Walker was not eligible to receive, in January 2013, a cash bonus related to individual and corporate performance in 2012 because she was not an employee as of September 30, 2012, which was the latest employment commencement date for an employee to be eligible to receive a bonus.

Actions for 2013

•                  Base Salary.   Ms. Walker’s employment commenced on October 1, 2012. Ms. Walker was not eligible to receive, in January 2013, an increase in her salary for 2013 because she was not an employee as of September 30, 2012, which was the latest employment commencement date to be eligible for the 2012 performance review process.

•                  Equity Incentives.   Ms. Walker’s employment commenced on October 1, 2012. Ms. Walker was not eligible to receive, in January 2013, equity incentives because she was not an employee as of September 30, 2012, which was the latest employment commencement date to be eligible for the 2012 performance review process.

Equity Grant Practices

Our equity grant date practices require that stock options and other equity compensation have prices determined based on the fair market value on the date of grant. The fair market value of our grants of equity awards is the closing price on the NASDAQ Global Market on the date of approval of the grant by the Board, the Compensation Committee or the Equity Grant Committee. Beginning in 2007, the Board and Compensation Committee has delegated authority to a committee composed of certain officers of the Company, the Stock Option Committee, to grant stock options to non-officer employees pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan in accordance with guidelines approved by the Compensation Committee from time to time.

Employee Stock Purchase Plan

In December 2006, the Company’s 2006 Employee Stock Purchase Plan (the “Purchase Plan”) became effective in connection with the Company’s initial public offering. The Purchase Plan enables the named executive officers generally on the same basis as all employees to purchase, through payroll deductions, shares of the Company’s common stock without payment of brokerage costs at a discount from the fair market value of the common stock at the time of purchase.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Our employment agreements provide that the named executive officer is employed “at-will” so that the employment relationship may be terminated for any reason at any time and that as a condition of receipt of any severance benefits, the officer is obligated to execute a release of claims. Each of the named executive officers has also entered into a standard form agreement with respect to confidential information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

In addition, as described in the Compensation Discussion and Analysis section above, we contacted a majority of our stockholders, ISS and Glass-Lewis between November 2012 and January 2013 to solicit direct feedback regarding our executive compensation policies and decisions.  This feedback noted that tax gross up payments from the Company, to which certain executives would have been entitled if they were subject to certain taxes in the event of a change in control of the Company, are disfavored. As a result, in January 2013, the Board approved modifications to all outstanding employment agreements that provided for tax gross-up payments, including the employment agreements of Dr. Duliege and Mr. Knapp, to eliminate such payments. The Board also approved a modification to the employment agreement of Mr. Knapp to conform it to the agreements of the other named executive officers to provide that in the event of Mr. Knapp’s involuntary termination within 12 months following a change in control of the Company, he would have the right to exercise any vested stock options until the earlier of three years, extended from one year, following the date of termination or the expiration of the term of any such option.

Mr. Orwin’s Agreement

Under the terms of Mr. Orwin’s original employment agreement dated as of April 12, 2010, if Mr. Orwin would have been terminated without cause or he had resigned following a material reduction in his duties or compensation or other events constituting constructive termination, he would have received the following severance benefits: (i) a lump sum cash payment equal to 9 months of his then current annual base salary; (ii) reimbursement for up to 12 months of COBRA premiums; and (iii) the right to exercise any vested stock option shares that have been granted to him until the earlier of one year following the date of termination or the expiration of the term of any such option.

Further, in the event of a change of control of the Company and Mr. Orwin’s involuntary termination within 12 months thereafter, he would have received the following severance benefits: (i) a lump sum cash payment equal to 15 months of his then current annual base salary; (ii) a lump sum cash payment equal to one and one quarter (1 1/4 ) times Mr. Orwin’s annual target bonus potential for the year in which the acquisition occurred; (iii) reimbursement for up to 12 months of COBRA premiums; (iv) acceleration of vesting of all of his outstanding equity awards; and (v) the right to exercise his stock options until the earlier of three years following the date of termination or the term of such option. The Company and Mr. Orwin have agreed to reduce severance benefits in certain circumstances to achieve the best after-tax result for Mr. Orwin. In the event of termination due to Mr. Orwin’s death or disability, Mr. Orwin’s employment agreement provides for certain benefits including the acceleration of outstanding options as described below.

Effective February 1, 2011 in connection with his appointment to the Chief Executive Officer position, the Board authorized modifications to the terms of the employment agreement with Mr. Orwin as follows: (i) in the event Mr. Orwin is terminated without cause or he resigns following a material reduction in duties or compensation or other events constituting constructive termination, he will receive a lump sum cash payment equal to 12 months of his then annual base salary in addition to the other severance benefits provided for under his original employment agreement; and (ii) in the event of a change of control of the Company and involuntary termination within 12 months, Mr. Orwin will receive the following severance benefits: (a) a lump sum cash payment equal to 18 months of his then current annual base salary; (b) a lump sum cash payment equal to one and a half (1 1/2) times his annual target bonus potential for the year in which the acquisition occurs in addition to the other severance benefits provided for under his original employment agreement; (c) reimbursement for up to 12 months of COBRA premiums; (d) acceleration of vesting of all of his outstanding equity awards; and (e) the right to exercise his stock options until the earlier of three years following the date of termination or the term of such option.

Mr. Cross’ Agreement

Under the terms of Mr. Cross’ original employment agreement dated November 5, 2010, if Mr. Cross would have been terminated without cause or he had resigned following a material reduction in his duties or compensation or other events constituting constructive termination, he would have received the following severance benefits: (i) a lump sum cash payment equal to 6 months of his then current annual base salary; (ii) reimbursement of up to 12 months of COBRA premiums; and (iii) the right to exercise any vested stock option shares that have been granted to him until the earlier of one year following the date of termination or the expiration of the term of any such option.

Further, in the event of a change of control of the Company and Mr. Cross’ involuntary termination within 12 months thereafter, Mr. Cross would have received the following severance benefits: (i) a lump sum cash payment equal to 6 months of his then current annual base salary; (ii) a lump sum cash payment equal to one-half (1/2) times his annual target bonus potential for the year in which the acquisition occurred; (iii) reimbursement for up to 12 months of COBRA premiums; (iv) acceleration of vesting of all outstanding options; and (v) the right to exercise any such stock options until the earlier of three years following the date of termination or the expiration of the term of any such option. The Company and Mr. Cross have agreed to reduce severance benefits in certain circumstances to achieve the best after-tax result for Mr. Cross.

Effective March 4, 2011, in connection with his appointment to the Chief Financial Officer position, the Board authorized a modification to the terms of Mr. Cross’ employment agreement to provide that in the event of a change of control of the Company and his involuntary termination within 12 months thereafter, Mr. Cross will receive the following severance benefits: (i) a lump sum cash payment equal to 12 months of his then current annual base salary; (ii) a lump sum cash payment equal to his annual target bonus potential for the year in which the acquisition occurs in addition to the other severance benefits provided under his original employment agreement; (iii) reimbursement for up to 12 months of COBRA premiums; (iv) acceleration of vesting of all of his outstanding equity awards; and (v) the right to exercise his stock options until the earlier of three years following the date of termination or the term of such option.

Dr. Duliege’s and Mr. Knapp’s Agreements

Under the terms of each of the employment agreements with Dr. Duliege and Mr. Knapp, respectively, if such officer is terminated without cause or such officer resigns following a material reduction in duties or compensation or other events constituting constructive termination, the officer will receive the following severance benefits: (i) a lump sum cash payment equal to 6 months of such officer’s then annual base salary; (ii) reimbursement of up to 12 months of COBRA premiums; and (iii) the right to exercise any vested stock option shares that have been granted to him or her until the earlier of one year following the date of termination or the expiration of the term of any such option.

In the event of a change of control of the Company and involuntary termination within 12 months, each such officer will receive the following severance benefits: (i) a lump sum cash payment equal to 12 months of his or her then current annual base salary; (ii) a lump sum cash payment equal to one (1) times his or her annual target bonus potential for the year in which the acquisition occurs; (iii) reimbursement for up to 12 months of COBRA premiums; (iv) acceleration of vesting of all equity awards; and (v) the right to exercise any such stock options until the earlier of three years following the date of termination or the expiration of the term of any such option.

Ms. Walker’s Agreement

Under the terms of Ms. Walker’s employment agreement, if she is terminated without cause or resigns following a material reduction in duties or compensation or other events constituting constructive termination, she will receive the following severance benefits: (i) a lump sum cash payment equal to 6 months of her then annual base salary; (ii) reimbursement of up to 12 months of COBRA premiums; and (iii) the right to exercise any vested stock option shares that have been granted to her until the earlier of one year following the date of termination or the expiration of the term of any such option.

In the event of a change of control of the Company and involuntary termination within 12 months, Ms.Walker will receive the following severance benefits: (i) a lump sum cash payment equal to 6 months of her then current annual base salary; (ii) a lump sum cash payment equal to one-half (1/2) times her annual target bonus potential for the year in which the acquisition occurs; (iii) reimbursement for up to 12 months of COBRA premiums; (iv) acceleration of vesting of all equity awards; and (v) the right to exercise any such stock options until the earlier of three years following the date of termination or the expiration of the term of any such option.

Defined Terms under the Agreements

A change of control under these agreements includes the merger, consolidation or other reorganization of the Company, the sale, transfer or other disposition of all or substantially all of the Company’s assets, and a change of a majority of the membership of the Company’s Board (other than by approval by a majority of incumbent directors).

An involuntary termination under these agreements occurs when the executive’s employment is terminated without cause or the executive resigns for good reason. Cause for termination generally means: indictment or conviction of any felony or any crime involving dishonesty; participation in any fraud against the Company; breach of Executive’s duties to the Company; intentional damage to any Company property; conduct by Executive which in good faith and reasonable determination of the Board demonstrates gross unfitness to serve; incapacity to perform essential functions of job for 90 consecutive days; or death. Termination for good reason occurs when an executive voluntarily terminates his employment by notifying the Company in writing that the executive believes a certain event has occurred within 10 days after the initial occurrence of one of the following events noted below, provided, however, that the executive shall not have good reason to terminate employment unless the Company does not cure the event as described below within 30 days following receipt of termination notice. Events consist of: material reduction in job responsibilities provided that the acquisition of the Company did not result in the reduction of duties; reduction in executive’s annual base salary by greater than 15%, except to the extent base salaries of other executives are accordingly reduced; or relocation of executive or other executive offices by more than 40 miles, except for required travel for company business.

The following table quantifies certain payments which would have become due to Mr. Orwin, Mr. Cross, Dr. Duliege, Mr. Knapp and/or Ms. Walker assuming that one of the events described above occurred as of December 31, 2012.

Executive Benefits and Payments upon Termination	Involuntary Termination or Termination for Good Reason		Voluntary Termination		Termination for Death or Disability	Involuntary Termination upon a Change in Control
Mr. Orwin
Compensation:
Severance payment	$560,000	(1)	$—		$—	$1,344,000	(2)
Accelerated equity awards	—		—		—	5,353,049	(3)
Benefits and perquisites:
Health care	29,629	(4)	—		—	29,629	(4)
Accrued vacation pay	54,568	(5)	54,568	(5)	—	54,568	(5)
Reimbursement of applicable excise taxes	—		—		—	—
Mr. Cross
Compensation:
Severance payment	$165,000	(6)	$—		$—	$445,500	(7)
Accelerated equity awards	—		—		—	1,456,863	(3)
Benefits and perquisites:
Health care	29,627	(4)	—		—	29,627	(4)
Accrued vacation pay	30,733	(5)	30,733	(5)	—	30,733	(5)
Reimbursement of applicable excise taxes	—		—		—	—
Dr. Duliege
Compensation:
Severance payment	196,567	(6)	—		—	530,730	(7)
Accelerated equity awards	—		—		—	804,291	(3)
Benefits and perquisites:
Health care	23,705	(4)	—		—	23,705	(4)
Accrued vacation pay	95,877	(5)	95,877	(5)	—	95,877	(5)
Reimbursement of applicable excise taxes	—		—		—	250,000	(9)
Mr. Knapp
Compensation:
Severance payment	$167,500	(6)	$—		$—	$452,250	(7)
Accelerated equity awards	—		—		—	753,706	(3)
Benefits and perquisites:
Health care	29,627	(4)	—		—	29,627	(4)
Accrued vacation pay	24,748	(5)	24,748	(5)	—	24,748	(5)
Reimbursement of applicable excise taxes	—		—		—	250,000	(9)
Ms. Walker
Compensation:
Severance payment	$132,500	(6)	$—		$—	$172,250	(8)
Accelerated equity awards	—		—		—	—	(3)
Benefits and perquisites:
Health care	10,772	(4)	—		—	10,772	(4)
Accrued vacation pay	2,891	(5)	2,891	(5)	—	2,891	(5)
Reimbursement of applicable excise taxes	—		—		—	—

(1)         Represents 12 months of then current annual base salary.

(2)         Represents 18 months of then current annual base salary and 150% of annual target bonus potential.

(3)         All unvested equity awards will become vested and exercisable in full upon involuntary termination following a change of control. The value of the accelerated vested awards was calculated as: (i) for stock options, the difference between the closing market price of our common stock of $18.99 as reported on the NASDAQ Global Market on December 31, 2012 and the exercise price of each accelerated stock option that was in-the-money at December 31, 2012; and (ii) for RSUs, the value at the closing market price of our common stock of $18.99 as reported on the NASDAQ Global Market on December 31, 2012 as these awards do not have an exercise price.

(4)         Payment of COBRA health insurance premiums up to 12 months.

(5)         Based on vacation days accrued as of December 31, 2012.

(6)         Represents 6 months of then current annual base salary.

(7)         Represents 12 months of then current annual base salary and 100% of annual target bonus potential.

(8)         Represents 6 months of then current annual base salary and 50% of annual target bonus potential.

(9)         The Company was obligated to make a reimbursement of applicable excise taxes up to a maximum of $250,000. In January 2013, however, the Board approved modifications to all outstanding employment agreements that provided for such reimbursement, including the employment agreements of Dr. Duliege and Mr. Knapp, to eliminate such reimbursement.

DIRECTOR COMPENSATION

Each non-employee member of our Board is entitled to receive the following cash compensation:

•                  $40,000 per year for service as a Board member;

•                  $30,000 per year for service as Chairman of the Board;

•                  $25,000 additional per year for service as lead independent director of the Board;

•                  $15,000 per year for service as a member of the Audit Committee;

•                  $10,000 additional per year for service as Chairman of the Audit Committee;

•                  $10,000 per year for service as a member of the Compensation Committee;

•                  $5,000 additional per year for service as Chairman of the Compensation Committee;

•                  $7,500 per year for services as a member of the Nominating and Corporate Governance Committee; and

•                  $2,500 additional per year for service as Chairman of the Nominating and Corporate Governance Committee.

To the extent that the Board or any Committee thereof meets more than 10 times in any year each member of the Board or such Committee, as applicable, will receive a per meeting fee in excess of ten meetings as follows:

•                  $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference);

•                  $2,000 for each Audit Committee meeting attended;

•                  $1,000 for each Compensation Committee meeting attended; and

•                  $1,000 for each Nominating and Corporate Governance committee meeting attended.

All non-employee Board members are reimbursed for reasonable expenses incurred in attending Board or committee meetings.

Non-employee Board members receive non-discretionary, non-statutory stock options (“NSOs”) under the Amended and Restated 2006 Equity Incentive Plan. Each non-employee director joining our Board is automatically granted a NSO to purchase 7,500 shares of common stock if joined prior to October 29, 2009, 12,500 shares of common stock if joined subsequent to October 29, 2009 but prior to March 2, 2011, or 20,000 if joining thereafter. The exercise price of the stock options is equal to the then fair market value of our common stock on the date of grant.

On the date of each annual meeting of our stockholders, each non-employee director automatically receives certain equity grants. In June 2012, upon our last annual meeting of our stockholders, the non-employee directors, Mr. Renton, Mr. Spiegelman, Mr. Walker, Ms. van Heek,

Ms. LaPorte, Dr. Love and Mr. Leonard, each received a grant of a NSO to purchase 12,000 shares of our common stock at an exercise price of $12.82 per share. In addition, in June 2012, the Board approved a further amendment and restatement of the Amended and Restated 2006 Equity Incentive Plan to change the annual equity grants to non-employee directors, effective as of the 2013 Annual Meeting. First, the Board reduced the annual grant of a NSO to purchase 12,000 shares of our common stock to an annual grant of an NSO to purchase 6,000 shares of our common stock. Second, the Board approved an annual grant of 3,000 RSUs.

All NSOs granted to non-employee directors vest monthly over 12 months, have a post-termination exercise period of 24 months and have a term of 10 years under the Amended and Restated 2006 Equity Incentive Plan. All RSUs granted to non-employee directors will vest 13 months after the grant date.

The following table shows for the fiscal year ended December 31, 2012 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Hollings C. Renton	80,000	106,762	186,762
Daniel K. Spiegelman	65,000	106,762	171,762
John P. Walker	62,500	106,762	169,262
Christine van Heek	57,500	106,762	164,262
Kathleen LaPorte	55,000	106,762	161,762
Ted W. Love, M.D.	55,000	106,762	161,762
Keith R. Leonard, Jr.	50,000	106,762	156,762

(1)         Amounts in this column represent the aggregate grant date fair value of option awards granted to our non-employee directors in 2012, which are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). See Note 11 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the assumptions made in determining the grant date fair value.

The following table shows certain information as to the grant dates and the fair market value of stock option grants to our non-employee directors:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price ($/Share)	Grant Date Fair Value ($)(1)
Hollings C. Renton	6/9/2009	7,500	16.58	95,852
	5/24/2010	7,500	22.93	116,309
	5/25/2011	12,000	6.86	56,182
	6/13/2012	12,000	12.82	106,762
		39,000
Daniel K. Spiegelman	9/27/2006	7,500	18.84	147,582
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
	5/24/2010	7,500	22.93	116,309
	5/25/2011	12,000	6.86	56,182
	6/13/2012	12,000	12.82	106,762
		46,500
John P. Walker	12/14/2006	7,500	25.00	136,732
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
	5/24/2010	7,500	22.93	116,309
	5/25/2011	12,000	6.86	56,182
	6/13/2012	12,000	12.82	106,762
		46,500
Christine van Heek	12/6/2007	7,500	25.83	134,588
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
	5/24/2010	7,500	22.93	116,309
	5/25/2011	12,000	6.86	56,182
	6/13/2012	12,000	12.82	106,762
		44,000
Kathleen LaPorte	12/14/2006	7,500	25.00	136,732
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
	5/24/2010	7,500	22.93	116,309
	5/25/2011	12,000	6.86	56,182
	6/13/2012	12,000	12.82	106,762
		46,500
Ted W. Love, M.D.	7/28/2006	7,500	18.84	139,239
	5/31/2007	2,500	32.89	58,947
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
	5/24/2010	7,500	22.93	116,309
	5/25/2011	12,000	6.86	56,182
	6/13/2012	12,000	12.82	106,762
		46,500
Keith R. Leonard, Jr.	12/6/2007	7,500	25.83	134,588
	5/22/2008	2,500	14.24	24,210
	5/28/2009	2,500	16.79	32,168
	5/24/2010	7,500	22.93	116,309
	5/25/2011	12,000	6.86	56,182
	6/13/2012	12,000	12.82	106,762
		44,000

(1)         Total stock-based compensation as determined under FASB ASC Topic 718. Amounts are amortized over the requisite service period for each award.

SUMMARY COMPENSATION TABLE FOR FISCAL 2012, 2011 AND 2010

The following table shows compensation awarded to or paid to, or earned by, the Company’s named executive officers for the years for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Bonus ($)		All Other Compensation ($)		Total ($)
John A. Orwin	2012	560,000	199,750		780,290	378,000	(3)	—		4,000	(4)	1,922,040
Chief Executive Officer (5)	2011	502,500	690,000		1,418,370	397,800	(6)	—		4,000	(4)	3,012,670
	2010	303,962	174,900	(7)	3,714,090	111,300	(8)	—				4,304,252
Herb Cross	2012	330,000	79,900		334,410	126,489	(3)	—		4,000	(4)	874,799
Chief Financial Officer (9)	2011	290,391	—		213,440	128,625	(6)	—		4,000	(4)	636,456
Anne-Marie Duliege, M.D., M.S.	2012	393,133	64,919		271,708	154,796	(3)	58,970	(10)	4,000	(4)	947,526
Chief Medical Officer	2011	381,683	—		—	278,152	(6)	—		4,000	(4)	663,835
	2010	374,199	87,450	(7)	751,955	56,890	(8)	—		4,000	(4)	1,274,494
Jeffrey H. Knapp	2012	335,000	64,919		90,569	294,800	(11)	—		4,000	(4)	789,288
Chief Commercial Officer								—
Karin L. Walker (12)	2012	63,362	—		847,464	—		—		—		910,826
Vice President, Finance

(1)                Amounts in this column represent the aggregate grant date fair value of RSUs or performance RSUs awarded to the named executive officer for the applicable year, calculated in accordance with FASB ASC Topic 718.  The aggregate grant date fair value for performance RSUs is computed at the probable level of performance achievable under the applicable performance criteria in accordance with FASB ASC Topic 718.

(2)                Amounts in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. See Note 11 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the assumptions made in determining the grant date fair value.

(3)                Represents cash performance bonuses for 2012, which were paid in the following year.

(4)                Represents the Company-paid match on the employee’s contributions to the Company’s 401(k) plan. Under rules promulgated by the SEC, no perquisite amounts are shown for any named executive officer if the aggregate amount for each such officer did not exceed $10,000.

(5)                Mr. Orwin joined the Company in April 2010 and became Chief Executive Officer in February 2011.

(6)                Represents cash performance bonuses for 2011, which were paid in the following year.

(7)                The performance RSUs are milestone-driven performance based and vest (i) 50% upon the acceptance by the FDA for the NDA for OMONTYS and (ii) 50% upon product launch for OMONTYS.  Assuming the highest level of performance achievable under the applicable performance criteria, the aggregate grant date fair value of the 2010 performance RSUs was, in the case of in the case of Mr. Orwin, $349,800; and in the case of Dr. Duliege $174,900.

(8)                Represents cash performance bonuses for 2010, which were paid in the following year.

(9)                Mr. Cross joined the Company in November 2010 and became the Chief Financial Officer in March 2011.

(10)          Represents a one-time performance bonus of $58,970 paid in June 2012 in connection with the FDA approval of OMONTYS.

(11)          Represents a cash performance bonus for 2012 of $127,300, which was paid in the following year and a one-time performance bonus of $167,500 paid in May 2012 in connection with the launch of OMONTYS.

(12)          Ms. Walker joined the Company in October 2012.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

The following table shows for the fiscal year ended December 31, 2012, certain information regarding grants of plan-based awards to the named executive officers:

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards	All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target ($)(1)	Shares of Stock or Units(#)	Underlying Options(#)	($/Share) (2)	Awards ($)(3)
Mr. Orwin	—	336,000	—	—	—	—
	1/31/2012	—	—	140,000	7.99	780,290
	1/31/2012	—	25,000		—	199,750
Mr. Cross	—	115,500	—	—	—	—
	1/31/2012	—	—	60,000	7.99	334,410
	1/31/2012	—	10,000	—	—	79,900
Dr. Duliege	—	137,597			—	—
	1/31/2012	—	—	48,750	7.99	271,708
	1/31/2012	—	8,125	—	—	64,919
Mr. Knapp	—	117,250			—	—
	1/31/2012	—	—	[1]16,250	7.99	90,569
	1/31/2012	—	8,125	—	—	64,917
Ms. Walker	—	79,500	—	—	—	—
	10/2/2012	—	—	60,000	21.27	847,464

(1)         The dollar amounts in this column represent the target amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2012.  The actual cash bonus award earned for the year ended December 31, 2012 for each named executive officer is set forth in the Summary Compensation Table above.  Accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2012.

(2)         Options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was determined by reference to the closing sales price of our common stock on the grant date.

(3)         Amounts in this column represent the aggregate grant date fair value of RSUs or stock options awarded to the named executive officer in 2012, calculated in accordance with FASB ASC Topic 718.  See Note 11 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the assumptions made in determining the grant date fair value

Our executive compensation policies, practices and arrangements, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Executive Compensation—Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR END

The following table shows for the fiscal year ended December 31, 2012, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

		Option Awards						RSUs
Name	Option Plan	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Unit Expiration Date
Mr. Orwin	2006	146,666	(1)	73,334	(1)	22.70	4/11/2020	—		—		—
	2006	3,900	(2)	35,000	(2)	5.83	9/21/2020	—		—		—
	2006	13	(3)	162,500	(3)	6.90	1/31/2021	—		—		—
	2006	—		—		—	—	66,666	(4)	1,265,987	(4)	1/31/2021
	2006	32,083	(5)	107,917	(5)	7.99	1/30/2022	—		—		—
	2006	—		—		—	—	25,000	(6)	474,750	(6)	1/30/2022
Mr. Cross	2006	16,250	(7)	28,750	(7)	5.10	11/14/2020	—		—		—
	2006	11,875	(8)	28,125	(8)	6.23	3/3/2021	—		—		—
	2006	—		—		—	—	10,000	(6)	189,900	(6)	1/30/2022
	2006	8,750	(5)	46,250	(5)	7.99	1/30/2022	—		—		—
Dr. Duliege	2006	40,000		—		33.97	1/4/2017	—		—		—
	2006	20,000		—		25.91	7/22/2017	—		—		—
	2006	25,000		—		21.74	12/17/2017	—		—		—
	2006	26,126	(9)	791	(9)	10.99	1/14/2019	—		—		—
	2006	25,520	(10)	9,480	(10)	24.50	1/6/2020	—		—		—
	2006	5,834	(2)	17,500	(2)	5.83	9/21/2020	—		—		—
	2006	7,110	(5)	37,579	(5)	7.99	1/31/2022	—		—		—
	2006	—		—		—		8,125	(6)	154,294	(6)	1/30/2022
Mr. Knapp	2001	44,332		—		18.84	7/27/2016	—		—		—
	2006	10,000		—		33.97	1/4/2017	—		—		—
	2006	6,000		—		21.74	12/17/2017	—		—		—
	2006	—		583	(9)	10.99	1/14/2019	—		—		—
	2006	9,070	(10)	9,480	(10)	24.50	1/6/2020	—		—		—
	2006	1,016	(11)	19,297	(11)	6.23	7/21/2020	—		—		—
	2006	—		—		—	—	5,000	(12)	94,950	(12)	7/10/2021
	2006	312	(13)	9,688	(13)	7.04	7/10/2011	—		—		—
	2006	2,723	(5)	12,527	(5)	7.99	1/30/2022	—		—		—
	2006	—		—		—	—	8,125	(6)	154,294	(6)	1/30/2022
Ms. Walker	2006	60,000	(14)	—	(14)	21.27	10/2/2022	—		—		—

(1)          25% of the shares subject to the award vest on April 12, 2011 and the remainder vest on a monthly basis in equal installments over the next 36 months. This award will be fully vested on April 12, 2014.

(2)          The award vests on a monthly basis in equal installments during the 48 month period beginning on September 22, 2010. This award will be fully vested on September 22, 2014.

(3)          The award vests on a monthly basis in equal installments during the 48 month period beginning on February 1, 2011. This award will be fully vested on February 1, 2015.

(4)          The award vests on an annual basis in equal installments during the 3 year period beginning February 1, 2011. This award will be fully vested on February 1, 2014.  The market value is calculated by multiplying the number of units by the closing market price of our common stock of $18.99 as reported on the NASDAQ Global Market on December 31, 2012, the last trading day of 2012.

(5)          The award vests on a monthly basis in equal installments during the 48 month period beginning on January 31, 2012. This award will be fully vested on January 31, 2016.

(6)          The award vests on an annual basis in equal installments during the 3 year period beginning January 31, 2012. This award will be fully vested on January 31, 2015.  The market value is calculated by multiplying the number of units by the closing market price of our common stock of $18.99 as reported on the NASDAQ Global Market on December 31, 2012, the last trading day of 2012.

(7)          25% of the shares subject to the award vest on November 15, 2011 and the remainder vest on a monthly basis in equal installments over the next 36 months. This award will be fully vested on November 15, 2014.

(8)          The award vests on a monthly basis in equal installments during the 48 month period beginning on March 4, 2011.  This award will be fully vested on March 4, 2015.

(9)          The award vests on a monthly basis in equal installments during the 48 month period beginning on January 1, 2009. This award fully vested on January 1, 2013.

(10)    The award vests on a monthly basis in equal installments during the 48 month period beginning on January 1, 2010. This award will be fully vested on January 1, 2014.

(11)    The award vests on a monthly basis in equal installments during the 48 months period beginning on July 22, 2010.  This award will be fully vested on July 22, 2014.

(12)    The award vests on an annual basis in equal installments during the 3 year period beginning July 11, 2011. This award will be fully vested on July 11, 2014.  The market value is calculated by multiplying the number of units by the closing market price of our common stock of $18.99 as reported on the NASDAQ Global Market on December 31, 2012, the last trading day of 2012.

(13)    The award vests on a monthly basis in equal installments during the 48 months period beginning on July 11, 2011.  This award will be fully vested on July 11, 2015.

(14)    25% of the shares subject to the award vest on October 1, 2013 and the remainder vest on a monthly basis in equal installments over the next 36 months. This award will be fully vested on October 1, 2016.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

The following table shows certain information regarding option exercises and vesting of RSUs during the last fiscal year with respect to the named executive officers for the year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Orwin	178,587	2,392,857	33,334	421,342	(2)
	—	—	30,000	393,900	(3)
Mr. Cross	30,000	316,250	—	—
Dr. Duliege	23,227	284,930	15,000	196,950	(3)
Mr. Knapp	116,721	544,600	6,562	107,092	(4)
Ms. Walker	—	—	—	—

(1)         The value realized upon exercise of the stock options was calculated by taking the difference between the fair value of our common stock on the stock option exercise date and the exercise price of each stock option.

(2)         The value realized equals the closing price of our common stock of $12.64 as reported on the NASDAQ Global Market on March 29, 2012, the vesting date, multiplied by the number of shares that vested on such date.

(3)         The value realized equals the closing price of our common stock of $13.13 as reported on the NASDAQ Global Market on April 25, 2012, the vesting date, multiplied by the number of shares that vested on such date.

(4)         The value realized equals the closing price of our common stock of $16.32 as reported on the NASDAQ Global Market on August 13, 2012, the vesting date, multiplied by the number of shares that vested on such date.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The following includes a description of transactions since January 1, 2012, or any currently proposed transactions, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in control and other arrangements, which are separately described under “Executive Compensation.”

Pursuant to our Code of Business Conduct and Ethics and our Audit Committee Charter, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, and other employees and their family members are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000, or other transactions that may give rise to a conflict of interest, must first be presented for approval. Related party transactions involving our officers, directors or principal stockholders, including their immediate family members and affiliates, must be presented to our Audit Committee for review, consideration and approval. Conflict of interest transactions with other employees and their family members must be presented to our Compliance Officer for review. All of our directors, executive officers and employees are required to report to our Audit Committee or our Compliance Officer any such related party or conflict of interest transaction. In approving or rejecting the proposed agreement, our Audit Committee or Compliance Officer shall consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee or Compliance Officer shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as determined in a good faith exercise of discretion. All of the transactions described below were approved by our Board or an independent committee of our Board.

We have entered into employment agreements with our executive officers. For a description of these employment agreements, see “Executive Compensation—Employment Agreements and Potential Payments upon Termination or a Change of Control.”  We have granted equity awards to our directors and executive officers. For a description of these equity awards, see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2012,” “Executive Compensation—Outstanding Equity Awards at Fiscal 2012 Year End” and “Executive Compensation—Director Compensation.”

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

On February 27, 2013, a securities class action complaint was filed in the United States District Court for the Northern District of California, naming as defendants the Company, certain of its officers, Takeda Pharmaceutical Company Limited, Takeda Pharmaceuticals U.S.A., Inc. and Takeda Global Research & Development Center, Inc. A second complaint naming the same defendants was filed on March 6, 2013. The complaints, filed on behalf of purported stockholders of the Company, allege violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, in connection with allegedly false and misleading statements made by the defendants regarding the Company’s business practices, financial projections and other disclosures between December 8, 2011 and February 22, 2013, or the Class Period. The plaintiff seeks to represent a class comprised of purchasers of the Company’s common stock during the Class Period and seeks damages, costs and expenses and such other relief as determined by the Court.

On March 19, 2013 and March 29, 2013, respectively, two derivative lawsuits were filed purportedly on behalf of the Company in California Superior Court for the County of Santa Clara naming certain of our officers and directors as defendants. The lawsuits allege that certain of the Company’s officers and directors breached their fiduciary duties related to the clinical trials for OMONTYS and for representations regarding the Company’s business health, which was tied to the success of OMONTYS. The lawsuits also assert claims for unjust enrichment and corporate waste.

Additional complaints may be filed against us and our directors and officers related to our recall of OMONTYS.

Our management believes that we have meritorious defenses and intends to defend these lawsuits vigorously. However, these lawsuits are subject to inherent uncertainties, the actual cost may be significant, and we may not prevail. We believe we are entitled to coverage under our relevant insurance policies, subject to a retention, but coverage could be denied or prove to be insufficient.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of the Company’s common stock as of February 15, 2013 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(†)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with OrbiMed(1) 601 Lexington Avenue, 54th Floor New York, NY 10022	3,000,971	8.01%
Entities affiliated with BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	2,488,194	6.64%
Entities affiliated with The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	2,336,679	6.23%
Entities affiliated with OppenheimerFunds, Inc.(4) Two World Financial Center 225 Liberty Street New York, NY 10281	2,300,000	6.14%
Entities affiliated with FMR LLC(5) 82 Devonshire Street Boston, MA 02109	2,232,127	5.95%
Entities affiliated with Visium Asset Management, LP(6) 888 Seventh Avenue New York, NY 10019	2,075,000	5.54%
Directors and Named Executive Officers
John A. Orwin(7)	242,630	*
Herb Cross(8)	59,286	*
Anne-Marie Duliege, M.D.(9)	176,735	*
Jeffrey Knapp(10)(11)	73,485	*
Karin Walker	—	*
Hollings C. Renton(10)	37,000	*
Kathleen LaPorte(10)	39,500	*
Keith R. Leonard, Jr.(10)	42,000	*
Ted W. Love, M.D.(10)	44,500	*
Daniel K. Spiegelman(10)	44,500	*
Christine van Heek(10)	42,000	*
John P. Walker(12)	61,040	*
All executive officers and directors as a group (11 persons)(13)	789,191	2.06%

†                 This table is based upon information supplied by officers, directors, Orbimed Advisors LLC and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 37,488,637 shares outstanding on February 15, 2013, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 15, 2012 are deemed to be outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership for any other person. Unless otherwise noted, the address for the reporting owner is: c/o Affymax, Inc., 4009 Miranda Avenue, Palo Alto, CA 94304.

* Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)         Based on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2013, OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Islay collectively may be deemed to beneficially own 3,000,971 shares. The Schedule 13G/A also reports that OrbiMed Advisors LLC and OrbiMed Capital LLC, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, have shared voting and dispositive power with respect to 1,056,971 and 1,944,000 shares, respectively, and Samuel D. Islay, a control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, has shared voting and dispositive power with respect to

3,000,971 shares. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2012 and February 15, 2013.

(2)         Includes shares held by the following subsidiaries of BlackRock, Inc. BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., and BlackRock Japan Co. Ltd.   BlackRock, Inc. has sole voting and dispositive power over such shares. Such shares are held by the entities indicated above on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No one person’s interest in such shares is more than five percent of the Company’s common stock. The foregoing information is based on the information contained in a Schedule 13G filed with the SEC on February 6, 2013, and provides information only as of December 31, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2012 and February 15, 2013.

(3)         Based on the information contained in a Schedule 13G/A filed with the SEC on February 22, 2013, The Vanguard Group has sole voting power with respect to 47,238 shares, sole dispositive power with respect to 2,291,441 shares and shared dispositive power with respect to 45,238 shares. The Schedule 13G/A also reports 45,238 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group as a result of its serving as investment manager of collective trust accounts, and 2,000 shares beneficially owned by Vanguard Investments Australia Ltd, a wholly-owned subsidiary of The Vanguard Group as a result of its serving as investment manager of Australian investment offerings. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2012 and February 15, 2013.

(4)         Based on the information contained in a Schedule 13G filed with the SEC on February 11, 2013, each of OppenheimerFunds, Inc. and Oppenheimer Global Opportunities Fund.  Both entities have shared voting power and dispositive power with respect to 2,300,000 shares, and each entity disclaims beneficial ownership with respect to such shares. The Schedule 13G states that OppenheimerFunds, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and Oppenheimer Global Opportunities Fund Oppenheimer Funds, Inc. is an investment company registered under section 8 of the Investment Company Act of 1940. The Schedule 13G filed by the reporting persons provides information only as of December 31, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2012 and February 11, 2013.

(5)         Based on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2013, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owned 2,232,127 shares as a result of its acting as investment adviser to various investment companies. The Schedule 13G/A also provides that Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole dispositive power with respect to 2,232,127 shares; however, neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of such shares, which power resides with the Fidelity Funds’ Boards of Trustees. The Schedule 13G/A also reports that FMR LLC has sole dispositive power with respect to 2,232,127 shares. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2012 and February 15, 2013.

(6)         Based on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2013, Visium Balance Master Fund, Ltd. has shared voting and dispositive power with respect to 2,075,000 shares. The Schedule 13G/A also reports that Visium Asset Management, LP (“VAM”), by virtue of its position as investment manager to pooled investment funds, JG Asset, LLC (“JGA”), by virtue of its position as general partner to VAM, and Jacob Gottlieb, by virtue of his position as managing member of JGA, may each be deemed to have shared voting and dispositive power with respect to 2,075,000 shares.  The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2012 and February 15, 2013.

(7)         Includes 242,296 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2013.

(8)         Includes 52,916 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2013.

(9)         Includes 161,735 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2013.

(10)  Represents shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2013.

(11)  Mr. Knapp’s employment with the Company ended effective March 27, 2013.

(12)  Includes 44,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2013.

(13)  Includes shares described in notes 7, 8, 9, 10 and 12 above; however, the number of shares indicated does not include any shares beneficially owned by Mr. Knapp because Mr. Knapp is no longer an executive officer of the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2012:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in first column) (3)
Equity compensation plans approved by security holders	5,578,235	$13.75	333,937
Equity compensation plans not approved by security holders	—	—	—
Total	5,578,235	$13.75	333,937

(1)         Consists of options, time-based RSUs and warrants.

(2)         Calculated as the weighted average exercise price of outstanding options and warrants. RSUs do not have an exercise price.

(3)         Consists of 21,723 shares available for issuance under our 2006 Employee Stock Purchase Plan and 312,214 shares available for issuance under our option plans.

On January 1  of each year, the number of authorized shares under (a) the Amended and Restated 2006 Equity Incentive Plan automatically increases by a number of shares equal to the lesser of (i) 1,400,000 shares, or (ii) 4.5% of the outstanding shares on December 31 of the preceding calendar year; and (b) the 2006 Employee Stock Purchase Plan automatically increases by a number of shares equal to the lesser of (i) 175,000 shares, or (ii) 0.5% of the outstanding shares on December 31 of the preceding calendar year. On January 1, 2012, the number of shares of stock available for future issuance was automatically increased by 1,400,000 under the Amended and Restated 2006 Equity Incentive Plan and by 175,000 under our 2006 Employee Stock Purchase Plan pursuant to the terms of those plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2012 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Affymax stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you revoke your consent, we will promptly deliver to you a separate copy of the proxy materials. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or Affymax. Direct your written request to Affymax’s Secretary at 4009 Miranda Avenue, Palo Alto, CA 94304 or contact her at (650) 812-8700. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Grace U. Shin
Grace U. Shin
Secretary

April 29, 2013

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 is available without charge upon written request to: Corporate Secretary, Affymax, Inc., 4009 Miranda Avenue, Palo Alto, CA 94304.

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. . Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote “FOR” the nominees for director listed in Proposal No. 1, a vote “FOR” Proposals 2 and 3. 1. To elect the three directors named below, to hold office until the 2016 Annual Meeting of stockholders. 01 — Kathleen LaPorte 02 — Keith R. Leonard, Jr. 03 — Christine van Heek Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 2. To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013. For Against Abstain 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. / /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — AFFYMAX, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2013 The undersigned hereby appoints the Chief Financial Officer and Secretary of Affymax, Inc. (the “Company”), and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 4009 Miranda Avenue, Palo Alto, CA 94304 on Thursday, June 6, 2013 at 8:00 a.m. Pacific time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting. This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR all nominees listed in Proposal No. 1 and FOR Proposals No. 2 and No. 3, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.